UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

M&T BANK CORPORATION

(Exact Name of Registrant as Specified in its Charter)

New York	16-0968385
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One M&T Plaza Buffalo, New York	14203
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Depositary Shares each representing a 1/400th ownership interest in a share of Perpetual 7.500% Non-Cumulative Preferred Stock, Series J	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-274646

Securities to be registered pursuant to Section 12(g) of the Act:

None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The description of the general terms and provisions of the Perpetual 7.500% Non-Cumulative Preferred Stock, Series J, with a liquidation preference of $10,000 per share (the “Series J Preferred Stock”), of M&T Bank Corporation (the “Registrant”) as well as the description of the Registrant’s depositary shares (the “Depositary Shares”), each representing a 1/400th interest in a share of the Series J Preferred Stock to be registered hereunder, is incorporated herein by reference to the descriptions included under the captions “Description of Series J Preferred Stock” and “Description of the Depositary Shares,” respectively, in the Prospectus Supplement, dated as of May 6, 2024, as filed with the Securities and Exchange Commission (the “Commission”) on May 8, 2024 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, to the prospectus, dated as of September 22, 2023, included in the Registration Statement on Form S-3ASR (No. 333-274646) of the Registrant, as filed with the Commission on September 22, 2023. Such sections are incorporated herein by reference.

Item 2. Exhibits.

Number	Description

3.1	Restated Certificate of Incorporation of M&T Bank Corporation, effective November 16, 2022. Incorporated by reference to Exhibit 3.1 to the Form 8-K dated November 18, 2022 (File No. 001-09861).

3.2	Amended and Restated Bylaws of M&T Bank Corporation, effective February 21, 2024. Incorporated by reference to Exhibit 3.2 of the Registrant’s Form 10-K for the year ended December 31, 2023 (File No. 001-09861).

3.3	Certificate of Amendment to Restated Certificate of Incorporation of M&T Bank Corporation with respect to Perpetual 7.500% Non-Cumulative Preferred Stock, Series J, filed with the New York State Department of State on May 9, 2024. Incorporated by reference to Exhibit 3.1 to the Form 8-K dated May 13, 2024 (File No. 001-09861).

4.1	Deposit Agreement, dated May 13, 2024, by and among the Registrant, Computershare Inc. and Computershare Trust Company, N.A., jointly as depositary, and the holders from time to time of the depositary receipts described therein. Incorporated by reference to Exhibit 4.1 to the Form 8-K dated May 13, 2024 (File No. 001-09861).

4.2	Form of Depositary Receipt (included as Exhibit A to Exhibit 4.1).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: May 13, 2024	M&T BANK CORPORATION

	By:	/s/ Daryl N. Bible
	Name:	Daryl N. Bible
	Title:	Senior Executive Vice President and Chief Financial Officer